INTER-AFFILIATE TRANSFER AGREEMENT

(Investment Management Agreement)

Legg Mason Funds

       This Inter-Affiliate Transfer Agreement
(Transfer Agreement) is made as of the 30th day of September, 2009 by and among Legg Mason Fund Adviser,
Inc. (LMFA), Legg Mason Partners Fund Advisor, LLC
(LMPFA), and each of the investment companies set forth on Appendix 1 (each an Investment Company), with respect to the series set forth on Appendix 1
(each a Fund).

Recitals

	Each Investment Company is an open-end
management investment company registered under the Investment Company Act of 1940, as amended (1940
Act); and

       Each Investment Company and LMFA are parties to an Investment Management Agreement with respect to each Fund (each a Management Agreement), as set forth on Appendix 1 hereto, pursuant to which LMFA provides certain investment advisory, management, and administrative services to the Fund; and

       LMFA and LMPFA are affiliated by virtue of being wholly owned subsidiaries of Legg Mason, Inc.
and share common officers, directors, and employees;
and

       LMFA desires to transfer its duties and
obligations under each Management Agreement to LMPFA, and LMPFA is willing to accept the transfer and assume the duties and obligations under the Management Agreement on the terms and conditions set forth herein; and

       Each Investment Company, on behalf of each Fund, has agreed to the proposed transfer;

       NOW, THEREFORE, for good and valuable
consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows with respect to each Management
Agreement:

1a.	Transfer and Assumption.  The parties agree
that the terms and conditions of the Management
Agreement are incorporated herein by reference, each with respect to the appropriate Fund. Effective
September 30, 2009, LMFA hereby transfers, conveys and sets over all of its rights, interests, claims and entitlements under the Management Agreement to LMPFA and to its successors and permitted assigns, to have and to hold the same forever;

1b. Representations (i) Each of LMFA and LMPFA represents and warrants to the Fund that such transfer, conveyance and set over is not an assignment within the meaning set forth in the 1940
Act and the regulations thereunder, such as would result in the automatic termination of the Management
Agreement. (ii) LMPFA makes all representations and warranties of LMFA in the Management Agreement with the same force and effect as if set forth fully herein.

LMPFA hereby undertakes, assumes, and agrees to perform or otherwise discharge when due all covenants, liabilities, duties and obligations of LMFA under or in connection with or arising out of the Management Agreement. Except as expressly herein provided, this Transfer Agreement shall not be construed to modify, terminate or merge any rights any party to the Management Agreement has pursuant to the terms thereof, and the parties hereby confirm that all of the terms and provisions of the Management Agreement remain in full force and effect.

2.	Consent.  The Fund hereby consents and agrees
to the foregoing transfer and assumption.

3.	Further Assurances.  Each of the parties agrees
to execute and deliver, at its own expense, such further documents, and to do such further things, as another party may reasonably request in order to more fully effectuate the transactions contemplated by this Transfer Agreement.

4.	Governing Law.  This Transfer Agreement shall
be governed by and construed in accordance with the laws of the State of Maryland without regard to its conflict of laws provisions.

5.	Counterparts.  This Transfer Agreement may be
executed in any number of counterparts, all of which when taken together shall constitute but one and the same instrument, and any of the parties hereto may execute this Transfer Agreement by signing any such counterpart.

6. 	Business Trust.  With respect to any Investment
Company that is organized as a business trust
(Trust), LMFA and LMPFA are hereby expressly put on
notice of the limitation of shareholder liability as
set forth in the Declaration of Trust of the Trust
and agree that obligations assumed by the Trust or
each Fund pursuant to this Agreement shall be limited
in all cases to the Trust or that Fund and its
respective assets.  LMFA and LMPFA agree that they
shall not seek satisfaction of any such obligation
from the shareholders or any individual shareholder
of the Trust, nor from the Trustees or any individual
Trustee of the Trust.
       IN WITNESS WHEREOF, the parties hereto have
caused this Transfer Agreement to be executed by
their respective officers, or other authorized
signatories, as of the date first above written.
ATTEST:	EACH INVESTMENT
COMPANY LISTED ON
APPENDIX A WITH
RESPECT TO EACH
FUND SO LISTED.
By: /s/                   	By: 	/s/
______________________
		Name:
		Title:



ATTEST:	LEGG MASON FUND
ADVISER, INC.
By: /s/                         	By:
	/s/______________
_______
		Name:
		Title:
ATTEST:	LEGG MASON
PARTNERS FUND ADVISOR, 	LLC
By: /s-------------------	By:
	/s_______________
_______
		Name:
		Title:


APPENDIX 1



Investment
Company
Fund
Date of
Management
Agreement

Legg Mason
Charles Street
Trust, Inc.





Legg Mason
Global Trust,
Inc.




Legg Mason
Investors Trust,
Inc.

Legg Mason Light
Street Trust,
Inc.

Legg Mason Tax-
Free Income Fund









Batterymarch U.S.
Small
Capitalization
Equity Portfolio

Global
Opportunities Bond
Fund

Legg Mason
International
Equity Trust

Legg Mason
Emerging Markets
Trust

Legg Mason U.S.
Small
Capitalization
Value Trust

Legg Mason Classic
Valuation Fund

Legg Mason
Maryland Tax-Free
Income Trust



December 31,
2001



October 13,
2006


February 11,
1995


May 1, 1996


May 1, 1998


November 1,
1999


June 1, 2000






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